Exhibit 10.19

PW Draft 4/23/19

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), dated effective as of April 23, 2019 (the “Effective Date”), by and between Rackspace US, Inc., a Delaware corporation (the “Company”) and Joseph F. Eazor (the “Executive”).

WHEREAS, the Executive was employed by the Company and the Executive and the Company are parties to an Employment Agreement, dated as of May 23, 2017 (as amended through the Effective Date, the “Employment Agreement”);

WHEREAS, the Executive ceased to serve as the Chief Executive Officer or in any other officer position with the Company and its subsidiaries and affiliates (the “Company Group”) effective as of April 22, 2019 (the “CEO Officer Termination Date”), and the Executive’s employment with the Company Group shall be terminated as of June 30, 2019, pursuant to Section 4(a)(iv) of the Employment Agreement;

WHEREAS, under the terms of the Employment Agreement, the Executive has certain entitlements pursuant to Section 5 of the Employment Agreement in connection with such termination of employment;

WHEREAS, in consideration for the Executive’s additional agreements described in this Agreement, the Company has agreed to provide additional payments and consideration to which the Executive would not otherwise be entitled;

WHEREAS, under the terms of the Employment Agreement, the Executive has agreed to comply with certain restrictive covenants during and after the Executive’s employment; and

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions of the Executive’s separation from employment, and this Agreement shall govern the Executive’s and the Company’s respective rights and obligations in connection with such separation.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company (the “Parties”) agree as follows:

1. Entire Agreement

Except as otherwise expressly provided herein, this Agreement, and the Release (as defined below), is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express or implied, between the Parties.

2. Termination of Employment

The Parties agree that the Executive’s employment by the Company and any and all titles, positions and appointments the Executive holds with the Company or any member of the Company Group, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise are terminated as of the CEO Officer Termination Date, except that the Executive shall retain his status as an employee through June 30, 2019 (the “Employment Termination Date”). Effective as of the CEO Officer Termination Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group, except as specifically requested by the Company during the period from the CEO Officer Termination Date through the Employment Termination Date. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.

3. Entitlements

In consideration for the Executive’s entering into this Agreement, the Executive shall be entitled to the payments and benefits set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in this Agreement (other than the Accrued Obligations) are subject to (i) the Executive’s execution and delivery of an irrevocable release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”) within sixty (60) days following the CEO Officer Termination Date, and (ii) the Executive’s continued compliance with this Agreement. No payments or benefits described in this Agreement (other than the Accrued Obligations) shall be made until the Release becomes irrevocable and effective in accordance with its terms, and any payments or benefits that would have been due or payable prior to such date shall be aggregated and paid with the first payroll period following the Release Effective Date (as defined in the Release). Within five days following the Employment Termination Date, the Executive shall execute a second release of claims, identical to the Release, except that it shall be dated as of the Employment Termination Date.

A. Payments and Benefits.

1. The Company shall pay to the Executive: (i) any amount of the Executive’s base salary earned through the CEO Officer Termination Date not theretofore paid, (ii) any Annual Bonus for calendar year 2018, that was earned but not yet paid, (iii) any expenses owed to the Executive under Section 3(f) of the Employment Agreement through the CEO Officer Termination Date, and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(d) of the Employment Agreement (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”).

2. Subject to the Executive’s provision of transitional services through May 17, 2019, with such transition assistance to be provided in good faith in a manner consistent with his provision of services prior to the CEO Officer Termination Date, on Company premises for the first week and remotely for the three weeks thereafter, the Company shall pay the Executive a lump sum amount equal to $1,143,750 (the “Transition Assistance Payment”), on the first payroll date coincident with or immediately following May 17, 2019.

3. The Company shall (i) (A) continue to pay the Executive his base salary (at his current annual rate of $825,000) in accordance with the Company’s customary payroll practices during the period the Executive continues to be employed from the CEO Officer Termination Date through the Employment Termination Date and (B) pay an additional amount as severance pay in an aggregate amount of $825,000 payable in accordance with the Company’s customary payroll practices in equal installments during the period beginning on the Employment Termination Date and ending on the six (6) month anniversary of the Employment Termination Date; provided that the Company shall cease any then-remaining payments on the first date that the Executive violates any covenant contained in Section 6 or 7 of the Employment Agreement and (ii) pay the Executive an amount equal to his Target Bonus ($1,031,250) in a lump sum within sixty (60) days following the CEO Officer Termination Date (collectively, the “Severance Payment”).

4. If continued coverage under the Company’s health and welfare plans is timely elected by the Executive, the Company shall provide direct payment of any COBRA premiums from the Employment Termination Date until the earlier of (x) the twelve (12) month anniversary of the Employment Termination Date and (y) the first date that the Executive is no longer eligible for COBRA.

5. To the extent the Executive is required following the CEO Officer Termination Date to continue to make lease payments on his current residence, the Company agrees to reimburse the Executive for any such remaining lease payments (plus the cancellation/breakage fee ($3,600) in connection with a new lease that the Executive had previously entered into for his new apartment, as separately disclosed previously to the Company), provided that such aggregate reimbursement amount does not exceed $50,000, and the Executive provides applicable documentation evidencing such lease payments and cancellation/breakage fee payment as reasonably requested by the Company.

6. Notwithstanding anything to the contrary in any Company Group policy or otherwise, the Executive shall not be required to repay any amount of his relocation reimbursement as described in Section 3(g) of the Employment Agreement.

B. Equity Awards and Co-Invest.

1. All of the Executive’s outstanding equity awards (i.e., stock options and restricted stock units in respect of common stock of Inception Topco, Inc. (“Parent”)), whether vested or unvested, shall be immediately cancelled and cease to be outstanding, and the Company shall pay the Executive in consideration therefor the aggregate amount of $1,500,000, which shall be payable on the date that the Transition Assistance Payment is made.

2. Parent agrees to repurchase Executive’s outstanding holdings of common stock (and any other equity interests, if any, after giving effect to the cancellation of the equity awards in Section 3.B.1 above) in Parent for a cash payment in the aggregate amount of $1,545,000, pursuant to the form of repurchase agreement attached hereto as Exhibit B, which shall be payable on the date that the Transition Assistance Payment is made.

C. Full Satisfaction. The Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) the Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including, without limitation, any severance or termination compensation or benefits) and (ii) as of and after the Employment Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Employment Termination Date, including, without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.

4. Survival of Certain Provisions; Additional Agreements. Sections 6 (“Non-Competition; Non-Solicitation; Non-Hire”), 7 (“Nondisclosure of Confidential Information; Nondisparagement; Intellectual Property”), 8 (“Injunctive Relief”), and 9 (“Cooperation”) of the Employment Agreement (collectively, the “Surviving Provisions”) shall survive and be incorporated herein. The Executive acknowledges and agrees that the Executive shall remain bound by and subject to the covenants and obligations set forth in the Surviving Provisions, which shall remain in full force and effect. In addition, the Company shall instruct its officers and directors not to, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Executive. The foregoing sentence shall not be violated by the making of truthful responses to legal process or inquiry by a governmental authority.

5. Miscellaneous

A. Modification. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

B. Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or by facsimile or telecopy, or when hand delivered as follows:

If to the Company:

Rackspace US, Inc.

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: David Sambur, Partner and John Suydam, Chief Legal Officer

E-mail:                                       and

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie Zeitzer

                Lawrence I. Witdorchic

E-mail:                                        and

If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

C. Successors. The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

D. Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

E. Section 409A. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), will be compliant with or exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” (within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations) occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

F. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

G. Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of any member of the Company Group.

H. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

I. Headings. The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

J. Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

RACKSPACE US, INC.

By:	/s/ Holly B. Windham
Name:	Holly B. Windham
Title:	General Counsel

EXECUTIVE:

/s/ Joseph F. Eazor
Joseph F. Eazor

Exhibit	A

RELEASE OF CLAIMS (“Release”)

6. Release of Claims

In partial consideration of the payments and benefits described in the Separation Agreement (the “Separation Agreement”) dated effective as of April __, 2019, between Rackspace US Inc., a Delaware corporation (the “Company”), and Joseph F. Eazor (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided that Executive does not waive or release claims with respect to (i) any rights he may have to the payments and benefits under Section 3 of the Separation Agreement, (ii) any claims or rights under the Company’s indemnification policy in accordance with the operating agreement of the Company and (iii) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”). Executive hereby waives any and all claims to reemployment with the Company or any of its affiliates and affirmatively agrees not to seek further employment with the Company or any of its affiliates.

If Executive has worked or is working in California, Executive expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASINGPARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7. Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted, provided that if Executive is aware of any basis on which such a Proceeding could reasonably be instituted, then Executive has disclosed such basis to the Company in writing. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding (except with respect to an Unreleased Claim) and will not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

8. Time to Consider

Executive acknowledges that Executive has been advised that he has at least twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and to the extent Executive signs this Release prior to the expiration of such period he does hereby knowingly and voluntarily waive the remaining portion of such twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

9. Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any payments or benefits to Executive pursuant to the Separation Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release (such eighth (8th) day, on which the Release becomes irrevocable and effective, the “Release Effective Date”). If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release. Any revocation of this Release must be made in writing and delivered to the Company in accordance with Section 5(B) of the Separation Agreement.

10. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

11. General Provisions

The provisions of this Release will be binding upon Executive’s heirs, executors, administrators, legal representatives and assigns. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

12. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles. By execution of this Release, the Executive waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Release.

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IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

4/23/19	/s/ Joseph F. Eazor
DATE	Joseph F. Eazor

Exhibit B

Repurchase Agreement

[See attached.]